Filed Pursuant to Rule 424(b)(5)
Registration No. 333-165960
PROSPECTUS SUPPLEMENT
To Prospectus dated April 16, 2010

$10,000,000
Common Stock

We have entered into a sales agreement with Brinson Patrick Securities Corporation relating to shares of our common stock, $0.001 par value per share, offered by this prospectus supplement and the accompanying prospectus. In accordance with the terms of the sales agreement, we may offer and sell an aggregate of up to $10,000,000 of common stock from time to time through Brinson Patrick, as sales manager.

Sales of our common stock, if any, will be made on our behalf on or through national securities exchanges (such as NASDAQ) and/or alternative trading systems, at prices prevailing at the time of sale, and/or in any other manner permitted by law (including, without limitation, privately negotiated transactions). No minimum number or dollar amount of shares is required to be sold through Brinson Patrick, but Brinson Patrick will use its best efforts to sell, as our agent, the shares offered when and if we ask them to do so. There are no arrangements to place the proceeds of the offering in an escrow account. This offering will continue until the earliest of (i) the termination of our agreement with Brinson Patrick, or (ii) the sale of all $10,000,000 of securities offered by this prospectus supplement.

Our common stock is listed on the NASDAQ Capital Market under the symbol “NEXM.”   On April 20, 2010, the last reported sales price of our common stock on the NASDAQ Capital Market was $0.46 per share.

The compensation to the sales manager for sales of our common stock will be at a fixed commission rate of 4.5% of the gross sales price per share sold.

The aggregate market value of the outstanding shares of our common stock held by non-affiliates is $52,837,862 based on 126,902,281 shares of common stock outstanding, of which 114,864,918 shares are held by non-affiliates, and a closing sale price on the NASDAQ Capital Market of $0.46 on April 20, 2010.  As of the date hereof, we have not offered any securities pursuant to the registration statement of which this prospectus forms a part, or any similar registration statement, during the prior 12 calendar month period ending on the date hereof.

Investing in our common stock involves a high degree of risk. Before buying any of these shares of our common stock, you should carefully consider the risk factors described in “Risk Factors” beginning on page S-1 in this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement and the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is April 21, 2010.

TABLE OF CONTENTS

Prospectus Supplement
The Offering	S-1
Risk Factors	S-1
Use of Proceeds	S-10
Dilution	S-10
Plan of Distribution	S-10
Description of Common Stock	S-11

Prospectus
About This Prospectus	1
About NexMed	3
Risk Factors	4
Forward Looking Statements	4
Description of Securities	4
Use of Proceeds	5
Ratio of Earnings to Fixed Charges	5
Plan of Distribution	5
Legal Matters	7
Experts	7
Incorporation of Documents by Reference	7
Where You Can Find More Information	8

Unless otherwise mentioned or unless the context requires otherwise, all references in this prospectus supplement and the accompanying prospectus to “the Company,” “NexMed,” “we,” “us,” “our,” or similar references mean NexMed, Inc.

This document is in two parts. The first part is this prospectus supplement, which describes the terms of this offering of our common stock and supplements information contained in the accompanying prospectus and the documents incorporated by reference into the accompanying prospectus. The second part is the accompanying prospectus, dated April 16, 2010, including the documents incorporated by reference therein, which gives more general information about us and the shares of common stock we may offer from time to time under our shelf registration statement. To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus or any document incorporated by reference therein, on the other hand, the information in this prospectus supplement shall control.

We have not authorized any dealer, salesman or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. You should not rely upon any information or representation not contained or incorporated by reference in this prospectus supplement or the accompanying prospectus. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell or the solicitation of an offer to buy common stock, nor do this prospectus supplement and the accompanying prospectus constitute an offer to sell or the solicitation of an offer to buy common stock in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information contained in this prospectus supplement and the accompanying prospectus, and the documents incorporated by reference herein, are accurate on any date subsequent to the dates set forth on those respective documents, even though this prospectus supplement and any accompanying prospectus is delivered or common stock is sold on a later date.

THE OFFERING

Common stock offered by us pursuant to this prospectus supplement	Up to $10,000,000 of common stock

Common stock to be outstanding after this offering
Up to 149,124,503 shares, assuming sales at a price of $0.45 per share, which was the closing price on The NASDAQ Capital Market on April 15, 2010.  Actual shares issued will vary depending on the sales prices under this offering.

Manner of Offering	Best efforts “at-the-market” offering that may be made from time to time through our agent, Brinson Patrick Securities Corporation. See “Plan of Distribution” on page S-10.

Use of proceeds
We intend to use the net proceeds from this offering primarily for general working capital. Accordingly, we will retain broad discretion over how these offering proceeds are used.  See “Use of Proceeds” on page S-10.

NASDAQ Capital Market symbol	NEXM

Risk factors	This investment involves a high degree of risk. See “Risk Factors” beginning on page S-1 of this prospectus supplement.

The number of shares of common stock to be outstanding after this offering is based on 126,902,281 shares outstanding as of the date of this prospectus supplement and excludes options and warrants outstanding as of that date representing the right to purchase a total of approximately 9,930,000 shares of common stock at a weighted average exercise price of approximately $1.28 per share.  See, “Risk Factors – Risk Relating to the Offering.”  This number also excludes up to approximately 63 million shares of common stock that could be issued in payment of approximately $10.6 million of outstanding indebtedness and approximately 6.9 million shares of common stock that could be issued in payment of approximately $4 million of outstanding indebtedness.

Our principal executive offices are located at 6330 Nancy Ridge Drive, Suite 103, San Diego, CA 92121 and our telephone number is (858) 222-8041. Our website is www.nexmed.com; no portion of our website is incorporated by reference into this prospectus supplement.

RISK FACTORS

Before making an investment decision, you should carefully consider the risks described in this prospectus supplement, together with all of the other information incorporated by reference into this prospectus, including from our most recently Annual Report on Form 10-K and any subsequent quarterly reports on Form 10-Q. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The trading price of our securities could decline due to any of these risks, and you may lose all or part of your investment. This prospectus and the incorporated documents also contain forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks mentioned above.

Risks Relating to Our Business

We continue to require external financing to fund our operations, which may not be available.

We expect our current cash reserves to provide us with sufficient cash to fund our operations into the second half of 2011.  While our newly acquired subsidiary, Bio-Quant, is projected to be cash flow positive in 2010, we do not believe that Bio-Quant will generate sufficient cash to fund the development of our current products under development and the annual costs to remain a public company, including legal, audit and listing fees.  We intend to seek development partners to advance our products under development because we will also need significant funding to pursue our overall product development plans. In general, products we plan to develop will require significant time-consuming and costly research and development, clinical testing, regulatory approval and significant investment prior to their commercialization. Even if we are successful in obtaining partners who can assume the funding for further development of our products, we may still encounter additional obstacles such as research and development activities may not be successful, our products may not prove to be safe and effective, clinical development work may not be completed in a timely manner or at all, and the anticipated products may not be commercially viable or successfully marketed.  During 2010 we intend to focus on generating more positive cash flow by expanding the CRO business through organic growth within Bio-Quant’s current business operations and through acquiring small cash flow positive entities who have complimentary capabilities to those of Bio-Quant but are not operating at full capacity due to insufficient business development efforts.  There is no assurance that we can expand Bio-Quant’s current business operations or successfully identify and acquire small cash flow positive entities as described above.  Should we not be able to find development partners or successfully increase Bio-Quant’s positive cash flow, we would require external financing to fund our operations.  We may not be able to obtain necessary funding.

Additionally, we have substantial notes payable issued in connection with the acquisition of Bio-Quant, which if not converted to common stock, would significantly impact liquidity when due in December 2010.

Our current cash reserves should provide us with sufficient cash to fund our operations into the second half of 2011, assuming we convert upon stockholder approval or extend the maturity date of significant amounts due in 2010 and 2011 under notes payable.  This projection is based on the monthly operating expenses of maintaining our public listing together with Bio-Quant’s business growing at an assumed rate of 11% over 2009 levels with no additional acquisitions in 2010.  If these assumptions prove to be wrong, then our liquidity would be adversely affected.

We will continue to incur operating losses.

We may encounter delays, uncertainties and complications typically encountered by businesses with future revenues tied to products under development. We have not marketed or generated sales revenues in the U.S. from our products under development. We are not profitable and have incurred an accumulated deficit of $171,731,862 since our inception through December 31, 2009. Our ability to generate revenues and to achieve profitability and positive cash flow will depend on the successful licensing or commercialization of our products currently under development and the ability to grow Bio-Quant’s pre-clinical service business to a level sufficient to generate sufficient operating income to cover the costs of our operations, including maintaining our public listing.  Our ability to become profitable will depend, among other things, on our (1) development of our proposed products, (2) obtaining of regulatory approvals of our proposed products on a timely basis, (3) success in licensing, manufacturing, distributing and marketing our proposed products and (4) increasing the profitability of Bio-Quant through acquisitions and organic growth of its current operations.

Our independent registered public accounting firm has doubt as to our ability to continue as a going concern.

As a result of our losses to date, expected losses in the future, limited capital resources and accumulated deficit, our independent registered public accounting firm has concluded that there is substantial doubt as to our ability to continue as a going concern, and accordingly, our independent registered public accounting firm has modified their report on our December 31, 2009 consolidated financial statements in the form of an explanatory paragraph describing the events that have given rise to this uncertainty. These factors may make it more difficult for us to obtain additional funding to meet our obligations. Our continuation is dependent upon our ability to generate or obtain sufficient cash to meet our obligations on a timely basis and ultimately to attain profitable operations. We anticipate that we will continue to incur significant losses at least until successful commercialization of one or more of our products, and we may never operate profitably in the future.

If we fail to attract and keep senior management and key scientific personnel, we may be unable to successfully operate our business.

Our success depends in part on our continued ability to attract, retain and motivate highly qualified management and scientific personnel and on our ability to develop and maintain important relationships with healthcare providers, clinicians and scientists.  We are highly dependent upon our senior management and scientific staff, particularly Bassam Damaj, Ph.D., our Chief Executive Officer.  Although we have employment agreements with most of our executives, these agreements are generally terminable at will at any time, and, therefore, we may not be able to retain their services as expected. The loss of services of one or more members of our senior management and scientific staff could delay or prevent us from obtaining new clients and successfully operating our business.  Competition for qualified personnel in the biotechnology and pharmaceuticals field is intense, particularly in the San Diego, California area, where our offices are located.  We may need to hire additional personnel as we expand our commercial activities.  We may not be able to attract and retain qualified personnel on acceptable terms.

Our ability to maintain, expand or renew existing business with our clients and to get business from new clients, particularly in the drug development sector, also depends on our ability to subcontract and retain scientific staff with the skills necessary to keep pace with continuing changes in drug development technologies.

We will need partnering agreements and significant funding to continue with our research and development efforts, and they may not be available.

We expect our current cash reserves to provide us with sufficient cash to fund our operations into the second half of 2011.  We will need additional sources of cash to fund the development and eventual marketing and sales of our products under development.  We intend to seek development partners to advance our products under development because we will also need significant funding to pursue our overall product development plans. In general, products we plan to develop will require significant time-consuming and costly research and development, clinical testing, regulatory approval and significant investment prior to their commercialization.

Our research and development expenses for the years ended December 31, 2009, 2008 and 2007 were $1,883,458, $5,410,513 and $5,022,671, respectively.  Through December 31, 2009, we have spent $98,786,673 on research and development.  Given our current level of cash reserves and current revenue level of our subsidiary, Bio-Quant, we will not be able to fully advance our products under development unless we enter into additional partnering agreements and /or significantly grow Bio-Quant’s contract research organization (CRO) business. If we are successful in entering into additional partnering agreements for our products under development, we may receive milestone payments, which will offset some of our research and development expenses.

We currently have no sales force or marketing organization and will need, but may not be able, to attract marketing partners or afford qualified or experienced marketing and sales personnel for our products under development.

In order to market our proprietary products under development, we will need to attract additional marketing partner(s) that will need to spend significant funds to inform potential customers, including third-party distributors, of the distinctive characteristics and benefits of our products. Our operating results and long term success will depend, among other things, on our ability to establish (1) successful arrangements with domestic and additional international distributors and marketing partners and (2) an effective internal marketing organization. Consummation of partnering arrangements is subject to the negotiation of complex contractual relationships, and we may not be able to negotiate such agreements on a timely basis, if at all, or on terms acceptable to us.

Pre-clinical and clinical trials are inherently unpredictable.  If we or our partners do not successfully conduct these trials, we or our partners may be unable to market our products.

Through pre-clinical studies and clinical trials, our products must be demonstrated to be safe and effective for their indicated uses. Results from pre-clinical studies and early clinical trials may not be indicative of, or allow for prediction of results in later-stage testing.  Future clinical trials may not demonstrate the safety and effectiveness of our products or may not result in regulatory approval to market our products.  Commercial sales in the United States of our products cannot begin until final FDA approval is received.  The failure of the FDA to approve our products for commercial sales will have a material adverse effect on our prospects.

Patents and intellectual property rights are important to us but could be challenged.

Proprietary protection for our pharmaceutical products and products under development is of material importance to our business in the U.S. and most other countries. We have sought and will continue to seek proprietary protection for our products to attempt to prevent others from commercializing equivalent products in substantially less time and at substantially lower expense. Our success may depend on our ability to (1) obtain effective patent protection within the U.S. and internationally for our proprietary technologies and products, (2) defend patents we own, (3) preserve our trade secrets, and (4) operate without infringing upon the proprietary rights of others.  In addition, we have agreed to indemnify our partners for certain liabilities with respect to the defense, protection and/or validity of our patents and would also be required to incur costs or forego revenue if it is necessary for our partners to acquire third party patent licenses in order for them to exercise the licenses acquired from us.

We currently hold ten U.S. patents out of a series of patent applications that we have filed in connection with our NexACT® technology and our NexACT®-based products under development. To further strengthen our global patent position on our proprietary products under development, and to expand the patent protection to other markets, we have filed under the Patent Cooperation Treaty corresponding international applications for our issued U.S. patents and pending U.S. patent applications.  We previously held two patents covering the first generation of the NexACT® technology enhancer, which expired in 2008 and 2009.  While we believe there are significant disadvantages to using the permeation enhancers covered by these expired patents, third parties may nevertheless develop competitive products using the enhancer technology now that it is no longer patent protected..

While we have obtained patents and have several patent applications pending, the extent of effective patent protection in the U.S. and other countries is highly uncertain and involves complex legal and factual questions.  No consistent policy addresses the breadth of claims allowed in or the degree of protection afforded under patents of medical and pharmaceutical companies.  Patents we currently own or may obtain might not be sufficiently broad enough to protect us against competitors with similar technology.  Any of our patents could be invalidated or circumvented.

While we believe that our patents would prevail in any potential litigation, the holders of competing patents could determine to commence a lawsuit against us and even prevail in any such lawsuit.  Litigation could result in substantial cost to and diversion of effort by us, which may harm our business. In addition, our efforts to protect or defend our proprietary rights may not be successful or, even if successful, may result in substantial cost to us.
Additionally, in February 2009, we sold two patents to Warner Chilcott and are obligated to indemnify Warner against challenges to those patents, which could result in additional costs to us.

We and our licensees depend upon third party manufacturers for chemical manufacturing supplies.

We and our licensees are dependent on third party chemical manufacturers for the active drugs in our NexACT®-based products under development, and for the supply of our NexACT® enhancers that are essential in the formulation and production of our topical products on a timely basis and at satisfactory quality levels.  If our validated third party chemical manufacturers fail to produce quality products on time and in sufficient quantities, our results would suffer, as we or our licensees would encounter costs and delays in revalidating new third party suppliers.

We face severe competition.

We are engaged in a highly competitive industry. We and our licensees can expect competition from numerous companies, including large international enterprises, and others entering the market for products similar to ours. Most of these companies have greater research and development, manufacturing, marketing, financial, technological, personnel and managerial resources. Acquisitions of competing companies by large pharmaceutical or healthcare companies could further enhance such competitors' financial, marketing and other resources. Competitors may complete clinical trials, obtain regulatory approvals and commence commercial sales of their products before we could enjoy a significant competitive advantage. Products developed by our competitors may be more effective than our products.

The Bio-Quant CRO business primarily competes against in-house departments of pharmaceutical, biotechnology and medical device companies, academic institutions and other contract research organizations. Competitors in Bio-Quant’s industry range from small, limited-service providers to full service, global contract research organizations.  Many of Bio-Quant’s competitors have an established global presence, including Quintiles Transnational Corp., Covance, Inc., Parexel International Corporation, Pharmaceutical Product Development, Inc., Icon Clinical Research, and Kendle International, Inc.  In addition, many of Bio-Quant’s competitors have substantially greater financial and other resources than Bio-Quant does and offer a broader range of services in more geographical areas than Bio-Quant does.  Significant factors in determining whether Bio-Quant will be able to compete successfully include: its consultative capabilities; its reputation for on-time quality performance; its expertise and experience in specific drug discovery, research and development areas; the scope of its service offerings; its strength in various geographic markets; the price of its services; and its size.

If Bio-Quant’s services are not competitive based on these or other factors and Bio-Quant is unable to develop an adequate level of new business, its business, backlog position, financial condition and results of operations will be materially and adversely affected.  In addition, Bio-Quant may compete for fewer clients arising out of consolidation within the pharmaceutical industry and the growing tendency of drug companies to outsource to a smaller number of preferred contract research organizations that have far greater resources and capabilities.

Bio-Quant’s services may from time to time experience periods of increased price competition that could have a material adverse effect on its profitability and revenues.  Additionally, the CRO industry is not highly capital-intensive, and the financial costs of entry into the industry are relatively low.  Therefore, as a general matter, the industry has few barriers to entry.  Newer, smaller entities with specialty focuses, such as those aligned to a specific disease or therapeutic area, may compete aggressively against Bio-Quant for clients.

We may be subject to potential product liability and other claims, creating risks and expense.

We are also exposed to potential product liability risks inherent in the development, testing, manufacturing, marketing and sale of human therapeutic products.  Product liability insurance for the pharmaceutical industry is extremely expensive, difficult to obtain and may not be available on acceptable terms, if at all. We currently have liability insurance to cover claims related to our products that may arise from clinical trials, with coverage of $1 million for any one claim and coverage of $3 million in total, but we do not maintain product liability insurance for marketed products as our products have yet to be approved for commercialization.  We may need to acquire such insurance coverage prior to the commercial introduction of our products. If we obtain such coverage, we have no guarantee that the coverage limits of such insurance policies will be adequate. A successful claim against us if we are uninsured, or which is in excess of our insurance coverage, if any, could have a material adverse effect upon us and on our financial condition.

Risks Relating to Our Industry

We are vulnerable to volatile market conditions.

The market prices for securities of biopharmaceutical and biotechnology companies, including ours, have been highly volatile. The market has from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. In addition, future announcements, such as the results of testing and clinical trials, the status of our relationships with third-party collaborators, technological innovations or new therapeutic products, governmental regulation, developments in patent or other proprietary rights, litigation or public concern as to the safety of products developed by us or others and general market conditions, concerning us, our competitors or other biopharmaceutical companies, may have a significant effect on the market price of our common stock.

Instability and volatility in the financial markets and the global economic recession are likely to have a negative impact on our ability to raise necessary funds and on our business, financial condition, results of operations and cash flows.

During recent months, there has been substantial volatility and a decline in financial markets due at least in part to the deteriorating global economic environment. In addition, there has been substantial uncertainty in the capital markets and access to financing is uncertain.  These conditions are likely to have an adverse effect on our industry, licensing partners, and business, including our financial condition, results of operations and cash flows.

To the extent that we do not generate sufficient cash from operations, we may need to incur indebtedness, if available, to finance plans for growth or to continue our current operations. However, recent turmoil in the credit markets and the potential impact on the liquidity of major financial institutions may have an adverse effect on our ability to fund our business strategy through borrowings, under either existing or newly created instruments in the public or private markets on terms that we believe to be reasonable, if at all.

Changes in trends in the pharmaceutical and biotechnology industries, including difficult market conditions, could adversely affect our operating results.

Industry trends and economic and political factors that affect pharmaceutical, biotechnology and medical device companies also affect our business.  For example, the practice of many companies in these industries has been to hire companies like us to conduct discovery, research and development activities.  If these companies suspend these activities or otherwise reduce their expenditures on outsourced discovery, research and development in light of current difficult conditions in credit markets and the economy in general, or for any other reason, our operations, financial condition and growth rate could be materially and adversely affected.  In the past, mergers, product withdrawal and liability lawsuits, and other factors in the pharmaceutical industry have also slowed decision-making by pharmaceutical companies and delayed drug development projects.  Continuation or increases in these trends could have an adverse effect on our business.  In addition, numerous governments have undertaken efforts to control growing healthcare costs through legislation, regulation and voluntary agreements with medical care providers and pharmaceutical companies.  If future cost-containment efforts limit the profits that can be derived on new drugs, our clients might reduce their drug discovery and development spending, which could reduce our revenue and have a material adverse effect on our results of operations.

The biotechnology, pharmaceutical and medical device industries generally and drug discovery and development more specifically are subject to increasingly rapid technological changes.  Our competitors, clients and others might develop technologies, services or products that are more effective or commercially attractive than our current or future technologies, services or products, or that render our technologies, services or products less competitive or obsolete.  If competitors introduce superior technologies, services or products and we cannot make enhancements to our technologies, services or products to remain competitive, our competitive position, and in turn our business, revenue and financial condition, would be materially and adversely affected.

We and our licensees are subject to numerous and complex government regulations which could result in delay and expense.

Governmental authorities in the U.S. and other countries heavily regulate the testing, manufacture, labeling, distribution, advertising and marketing of our proposed products. None of our proprietary products under development has been approved for marketing in the U.S. Before any products we develop are marketed, FDA and comparable foreign agency approval must be obtained through an extensive clinical study and approval process.

The studies involved in the approval process are conducted in three phases.  In Phase 1 studies, researchers assess safety or the most common acute adverse effects of a drug and examine the size of doses that patients can take safely without a high incidence of side effects. Generally, 20 to 100 healthy volunteers or patients are studied in the Phase 1 study for a period of several months. In Phase 2 studies, researchers determine the drug's efficacy with short-term safety by administering the drug to subjects who have the condition the drug is intended to treat, assess whether the drug favorably affects the condition, and begin to identify the correct dosage level. Up to several hundred subjects may be studied in the Phase 2 study for approximately 6 to 12 months, depending on the type of product tested. In Phase 3 studies, researchers further assess efficacy and safety of the drug. Several hundred to thousands of patients may be studied during the Phase 3 studies for a period from 12 months to several years. Upon completion of Phase 3 studies, a New Drug Application is submitted to the FDA or foreign governmental regulatory authority for review and approval.

The failure to obtain requisite governmental approvals for our products under development in a timely manner or at all would delay or preclude us and our licensees from marketing our products or limit the commercial use of our products, which would adversely affect our business, financial condition and results of operations.

Any failure on our part to comply with applicable regulations could result in the termination of on-going research, discovery and development activities or the disqualification of data for submission to regulatory authorities.   As a result of any such failure, we could be contractually required to perform repeat services at no further cost to our clients, but at a substantial cost to us.  The issuance of a notice from regulatory authorities based upon a finding of a material violation by us of applicable requirements could result in contractual liability to our clients and/or the termination of ongoing studies which could materially and adversely affect our results of operations.  Furthermore, our reputation and prospects for future work could be materially and adversely diminished.

Because we intend that our products will be sold and marketed outside the U.S., we and/or our licensees are subject to foreign regulatory requirements governing the conduct of clinical trials, product licensing, pricing and reimbursements. These requirements vary widely from country to country. The failure to meet each foreign country's requirements would delay the introduction of our proposed products in the respective foreign country and limit our revenues from sales of our proposed products in foreign markets.  For example, in February 2008, we filed an application with Health Canada seeking approval to commercialize Vitaros in Canada.  Since making that filing, we have received comments from Health Canada on our submission.  In April 2010, we submitted a response intended to address these comments.  As of the date of this prospectus supplement, we have not received confirmation of the acceptance of our response and we continue to await a final approval decision.  If Health Canada does not accept our response, or if our application is otherwise denied, we will be unable to commercialize Vitaros and will need to either abandon approval plans in Canada or refile our application after conducting such additional studies as may be needed to support our application.  Such a determination from Health Canada would delay the commercialization of Vitaros, force us to undertake additional studies, and/or prevent us from commercializing this drug candidate altogether in Canada.

Successful commercialization of our products may depend on the availability of reimbursement to the consumer from third-party healthcare payers, such as government and private insurance plans. Even if one or more products is successfully brought to market, reimbursement to consumers may not be available or sufficient to allow the realization of an appropriate return on our investment in product development or to sell our products on a competitive basis. In addition, in certain foreign markets, pricing or profitability of prescription pharmaceuticals is subject to governmental controls. In the U.S., federal and state agencies have proposed similar governmental control and the U.S. Congress has recently passed legislative and regulatory reforms that will affect companies engaged in the healthcare industry. Pricing constraints on our products in foreign markets and possibly in the U.S. could adversely affect our business and limit our revenues.

Risks Relating to Our Stock

Our stock may be delisted from Nasdaq, which may make it more difficult for you to sell your shares.

Currently, our common stock trades on the NASDAQ Capital Market.  On January 26, 2010, we received an expected notice of non-compliance (the “Notice”) from The NASDAQ Stock Market LLC based upon the bid price of the Company’s common stock closing at less than $1.00 per share in violation of NASDAQ Listing Rule 5550(a)(2), which could serve as an additional basis for the delisting of the Company’s securities from The NASDAQ Capital Market.

We responded to the Notice on January 27, 2010, requesting additional time to regain compliance with the bid price listing requirement.  Our January 27, 2010 response also sought an exemption, through May 24, 2010, from compliance with another existing deficiency (failure to comply with the annual stockholder meeting and proxy solicitation requirements) to allow the Company to execute its plans to regain compliance.

At an appeals hearing held in November 2009 at our request, following a series of communications between us and NASDAQ regarding various deficiencies, including those described above and our failure to satisfy the minimum $2.5 million in stockholders’ equity requirement for continued listing as of August 2009, we presented to NASDAQ our plan to regain compliance with the applicable listing requirements.  On February 1, 2010, we received the Hearing Panel’s determination (the “Determination Letter”).   The Determination Letter confirmed that NASDAQ would continue the listing of the Company’s securities on The NASDAQ Stock Market provided that the Company shall have (1) solicited proxies and held its annual meeting on or before May 24, 2010 and (2) evidenced compliance with the minimum bid price requirement and all other requirements for The NASDAQ Stock Market on or before July 15, 2010.  If the Company is not able to demonstrate compliance with all requirements for continued listing on or before July 15, 2010, its securities may be delisted.  During this exemption period, the Company must provide prompt notice to NASDAQ of any significant events that occur, including, but not limited to, any event that may call into question the Company’s historical financial information or that may impact the Company’s ability to maintain compliance with any NASDAQ listing requirement or exemption deadline.

If we fail to achieve the minimum bid price requirement of the NASDAQ Capital Market by July 15, 2010 or fail to maintain compliance with any other listing requirements during this period (including a failure to comply with the annual stockholder meeting and proxy solicitation requirements on or before May 24, 2010), we may be delisted and our stock would be considered a penny stock under regulations of the Securities and Exchange Commission and would therefore be subject to rules that impose additional sales practice requirements on broker-dealers who sell our securities. The additional burdens imposed upon broker-dealers by these requirements could discourage broker-dealers from effecting transactions in our common stock, which could severely limit the market liquidity of the common stock and your ability to sell our securities in the secondary market. In addition, if we fail to maintain our listing on NASDAQ or any other United States securities exchange, quotation system, market or over-the-counter bulletin board, we will be subject to cash penalties under investor rights agreements to which we are a party until a listing is obtained.

We do not expect to pay dividends on our common stock in the foreseeable future.

Although our stockholders may receive dividends if, as and when declared by our board of directors, we do not intend to declare dividends on our common stock in the foreseeable future. Therefore, you should not purchase our common stock if you need immediate or future income by way of dividends from your investment.

We may issue additional shares of our capital stock that could dilute the value of your shares of common stock.

We are authorized to issue 280,000,000 shares of our capital stock, consisting of 270,000,000 shares of our common stock and 10,000,000 shares of our preferred stock. As of April 15, 2010, 126,902,281 shares of our common stock were issued and outstanding and approximately 9,930,000 shares of our common stock were issuable upon the exercise or conversion of outstanding options and warrants.  As of April 15, 2010, there were no shares of preferred stock outstanding.  In light of our possible future need for additional financing, we may issue authorized and unissued shares of common stock at below current market prices or additional convertible securities that could dilute the earnings per share and book value of your shares of our common stock.

Additionally, we have substantial notes payable issued in connection with the acquisition of Bio-Quant due in December 2010.  These notes can, with approval of our stockholders, be repaid with the issuance of common stock.  As of the date of this preliminary prospectus, we would need to issue up to 63 million shares, at a predetermined price of $0.168 per share to repay such notes payable in full.  We are currently seeking approval at our 2010 annual meeting of stockholders to allow for the repayment of the notes through the issuance of this additional common stock.  If approved, we could issue these additional shares at any time and without further notice.

In addition to provisions providing for proportionate adjustments in the event of stock splits, stock dividends, reverse stock splits and similar events, certain outstanding warrants and convertible instruments provide (with certain exceptions) for an adjustment of the exercise or conversion price if we issue shares of common stock at prices lower than the then exercise or conversion price or the then prevailing market price. This means that if we need to raise equity financing at a time when the market price for our common stock is lower than the exercise or conversion price, or if we need to provide a new equity investor with a discount from the then prevailing market price, then the exercise price will be reduced and the dilution to stockholders increased.

Risk Relating to the Offering

We have convertible notes outstanding that may be repaid through the issuance of additional shares of common stock. If we issue shares at a price per-share share that is below the conversion price under these notes, then the conversion price will be adjusted downward, which will increase the number of shares potentially issuable under these notes.

In March 2010, we issued $4,000,000 of convertible promissory notes (the “Notes”). The Notes are currently convertible into shares of our common stock at $0.58 per share. However, this conversion price will be adjusted downward on a “weighted average” basis if we sell common stock at a per-share price below $0.58 or the then-applicable conversion price.  Under this formula, the conversion price adjustment is determined by the number of shares being sold and the extent of the discount below the Note conversion price.  For example, as of April 15, 2010, the closing price of our common stock on the NASDAQ Stock Market was $0.45 per share.  Assuming that we sold the entire $10,000,000 of shares being offered hereby in a single transaction at $0.45 per share, the conversion price under the Notes would be adjusted down to approximately $0.56, which would result in the Notes being convertible into approximately 238,000 additional shares.  This increase of shares under the Notes would, upon conversion, dilute the voting power and ownership percentage of our stockholders and may adversely affect prevailing market prices of our common stock.

Management will have broad discretion as to the use of the proceeds from this offering, and we may not use the proceeds effectively.

Our management will have broad discretion in the application of the net proceeds from this offering and could spend the proceeds in ways that do not improve our results of operations or enhance the value of our common stock. Our failure to apply these funds effectively could have a material adverse effect on our business or the development of our product candidates and cause the price of our common stock to decline.

You will experience immediate and substantial dilution in the net tangible book value per share of the common stock you purchase.

Since the price per share of our common stock being offered is substantially higher than the net tangible book value per share of our common stock, you will suffer substantial dilution in the net tangible book value of the common stock you purchase in this offering. Based on an assumed offering price of $0.45 per share, if you purchase shares of common stock in this offering, you will suffer immediate and substantial dilution of approximately ($0.386) per share in the net tangible book value of the common stock. See the section entitled “Dilution” in this prospectus supplement for a more detailed discussion of the dilution you will incur if you purchase common stock in this offering.

USE OF PROCEEDS

We anticipate using the net proceeds from the sale of our securities offered by this prospectus supplement primarily for general working capital. We may also use a portion of the net proceeds to pay off outstanding indebtedness and/or acquire or invest in complementary businesses, products and technologies. Although we have no specific agreements, commitments or understandings with respect to any acquisition, we evaluate acquisition opportunities and engage in related discussions with other companies from time to time and may use a portion of the proceeds from this offering in connection with one or more such acquisitions.

The amounts and timing of these expenditures will depend on a number of factors, such as the timing, scope, progress and results of our research and development efforts, the timing and progress of any partnering efforts, and the competitive environment for our product candidates. As of the date of this prospectus supplement, we cannot specify with certainty all of the particular uses of the proceeds from this offering. Accordingly, we will retain broad discretion over the use of such proceeds.  Pending the use of the net proceeds, we intend to invest the net proceeds in short-term, interest-bearing, investment-grade securities.

DILUTION

Our net tangible book value as of December 31, 2009 was approximately $(1.44) million, or $(0.014) per share of common stock.  Net tangible book value per share is calculated by subtracting our total liabilities from our total tangible assets, which is total assets less intangible assets, and dividing this amount by the number of shares of common stock outstanding. After giving effect to the sale by us of the full $10,000,000 of common stock that may be offered in this offering at an assumed offering price of $0.45 per share, which was the closing price of our common stock on the NASDAQ Capital Market as of April 15, 2010, and after deducting estimated offering commissions and expenses payable by us, as-adjusted net tangible book value as of December 31, 2009 would have been approximately $8.11 million, or $0.064 per share of common stock. This represents an immediate increase in the net tangible book value of $0.078 per share to our existing stockholders and an immediate and substantial dilution in net tangible book value of ($0.386) per share to new investors. The following table illustrates this hypothetical per share dilution:

Assumed offering price per share	$0.45
Net tangible book value per share as of December 31, 2009	$(0.014)
Increase per share attributable to new investors	$0.078
As-adjusted net tangible book value per share after this offering	$0.064
Dilution per share to new investors	$(0.386)

The foregoing dilution information assumes an offering price equal to the closing price for our common stock on April 15, 2010 and is based on 104,821,571 shares outstanding as of December 31, 2009.  The actual price at which we sell shares in this offering may be higher or lower than this assumed price and our total shares outstanding has changed, and is expected to continue to change, since December 31, 2009.  For each $0.10 increase or decrease in the assumed offering price, the per-share dilution would be $0.098 more and $0.097 less, respectively, than the figures in the above table.

PLAN OF DISTRIBUTION

We may sell up to $10,000,000 of common stock from time to time through Brinson Patrick Securities Corporation, or Brinson Patrick, as sales manager.  These sales, if any, will be made pursuant to a sales agreement entered into between us and the sales manager, a copy of which will be filed with the Securities and Exchange Commission. Sales of our common stock, if any, will be made on our behalf on or through national securities exchanges, such as NASDAQ, and/or alternative trading systems, at market prices prevailing at the time of sale, and/or in any other manner permitted by law, including, without limitation, privately negotiated transactions. These sales will be made by the sales manager on a best-efforts basis. We may also make sales under this Prospectus Supplement pursuant to a plan or arrangement that is intended to comply with the safe harbor afforded under Rule 10b5-1 promulgated under the Securities Exchange Act of 1934.

The compensation to the sales manager for sales of our common stock will be at a fixed commission rate of 4.5% of the gross sales price per share sold.  In connection with the sale of common stock on our behalf, the sales manager will be deemed to be an “underwriter” within the meaning of the Securities Act of 1933, as amended, or the Securities Act, and the compensation of the sales manager may be deemed to be underwriting commissions or discounts. We have agreed to provide indemnification and contribution to the sales manager against liabilities, including liabilities under the Securities Act.  The aggregate value of all compensation received or to be received by Brinson Patrick does not exceed 8% of the offering proceeds.

The following table shows the public offering price, underwriting commissions and proceeds, before our estimated offering expenses, to us, assuming all $10,000,000 of common stock is sold at an assumed price of $0.45 per share, which was the last reported sales price of our common stock on the NASDAQ Capital Market on April 15, 2010.

	Per Share*	Total*
Public offering price	$0.450	$10,000,000
Underwriting commissions**	$0.002	$450,000
Proceeds, before expenses, to us	$0.043	$9,550,000

*
This is an offering that will be made, if at all, from time to time at the then-prevailing market prices. Therefore, there can be no assurances that the per share or total public offering price, underwriting commissions, and proceeds, before expenses, will be as set forth above.

**	Underwriting commissions for sales of our common stock shall be at a fixed commission rate of 4.5% of the gross sales price per share sold.

The expenses of the offering, not including underwriting commissions, are estimated at $75,000, include certain fees and disbursements of underwriters’ counsel, and are payable by us.

DESCRIPTION OF COMMON STOCK

Pursuant to our articles of incorporation, we have the authority to issue up to 270,000,000 shares of common stock, par value $0.001 per share.  As of the date of this prospectus supplement, 126,902,281 shares of common stock were issued and outstanding.

Voting, Dividend and Other Rights. Each outstanding share of common stock entitles the holder to one vote on all matters presented to stockholders for a vote. Holders of shares of common stock do not have any cumulative voting rights. This means that the holders of a majority of the outstanding shares of common stock can elect all of the directors then standing for election and the holders of the remaining shares will not be able to elect any directors. Holders of shares of common stock do not have preemptive rights to subscribe for any of our securities. We are permitted to pay dividends to the holders of shares of common stock if and when our board of directors declares such dividends out of legally available funds.

Rights Upon Liquidation. Under Nevada law, our stockholders generally are not liable for our debts or obligations. Upon our liquidation, subject to the right of any holders of preferred stock to receive preferential distributions, each holder of common stock may participate pro rata in the distribution of the assets remaining after payment of, or adequate provision for, all of our known debts and liabilities.

PROSPECTUS
$30,000,000

NEXMED, Inc.

Common Stock
Preferred Stock
Debt Securities
 Warrants

We may offer and sell an indeterminate number of shares of our common stock and preferred stock, debt securities and warrants from time to time under this prospectus. We may offer these securities separately or as units, which may include combinations of the securities.  We will describe in a prospectus supplement the securities we are offering and selling, as well as the specific terms of the securities.

We may offer these securities in amounts, at prices and on terms determined at the time of offering. We may sell the securities directly to you, through agents we select, or through underwriters and dealers we select.  If we use agents, underwriters or dealers to sell the securities, we will name them and describe their compensation in a prospectus supplement.

Our common stock trades on the NASDAQ Capital Market under the symbol “NEXM.” On April 16, 2010, the closing price for our common stock, as reported on the NASDAQ Capital Market, was $0.45 per share.

Investing in our securities involves certain risks. See “Risk Factors” beginning on Page 3 of this prospectus and in the applicable prospectus supplement for certain risks you should consider. You should read the entire prospectus carefully before you make your investment decision.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 16, 2010

TABLE OF CONTENTS

You should rely only on the information contained or incorporated by reference in this prospectus and any applicable prospectus supplements. We have not authorized anyone to provide you with information different from that contained in this prospectus. Offers to sell, and offers to buy, the shares of common stock are valid only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as to the date of this prospectus, regardless of the time of delivery of the prospectus or of any sale of the common stock.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (“SEC”), utilizing a shelf registration process. Under the shelf registration process, we may offer shares of our common stock and preferred stock, various series of debt securities and warrants to purchase any of such securities with a total value of up to $30,000,000 from time to time under this prospectus at prices and on terms to be determined by market conditions at the time of offering. This prospectus provides you with a general description of the securities we may offer. Each time we offer a type or series of securities, we will provide a prospectus supplement that will describe the specific amounts, prices and other important terms of the securities, including, to the extent applicable:

•	designation or classification;
•	aggregate principal amount or aggregate offering price;
•	maturity;
•	original issue discount, if any;
•	rates and times of payment of interest, dividends or other payments, if any;
•	redemption, conversion, exchange, settlement or sinking fund terms, if any;
•
conversion, exchange or settlement prices or rates, if any, and, if applicable, any provisions for changes to or adjustments in the conversion, exchange or settlement prices or rates and in the securities or other property receivable upon conversion, exchange or settlement;

•	ranking;
•	restrictive covenants, if any;
•	voting or other rights, if any; and
•	important federal income tax considerations.

A prospectus supplement may include a discussion of risks or other special considerations applicable to us or the offered securities. A prospectus supplement may also add, update or change information in this prospectus. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement, you must rely on the information in the prospectus supplement. Please carefully read both this prospectus and the applicable prospectus supplement together with additional information described under the heading “Where You Can Find More Information.” This prospectus may not be used to offer or sell any securities unless accompanied by a prospectus supplement.

The registration statement containing this prospectus, including exhibits to the registration statement, provides additional information about us and the common stock offered under this prospectus. The registration statement can be read at the SEC website or at the SEC's public reading room mentioned under the heading “Where You Can Find More Information.”

We have not authorized any broker-dealer, salesperson or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus and the accompanying supplement to this prospectus. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus or the accompanying prospectus supplement. This prospectus and the accompanying supplement to this prospectus do not constitute an offer to sell or the solicitation of an offer to buy securities, nor do this prospectus and the accompanying supplement to this prospectus constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation. The information contained in this prospectus and the accompanying prospectus supplement speaks only as of the date set forth on the cover page and may not reflect subsequent changes in our business, financial condition, results of operations and prospects even though this prospectus and any accompanying prospectus supplement is delivered or securities are sold on a later date.

We may sell the securities directly to or through underwriters, dealers or agents. We, and our underwriters or agents, reserve the right to accept or reject all or part of any proposed purchase of securities. If we do offer securities through underwriters or agents, we will include in the applicable prospectus supplement:

•	the names of those underwriters or agents;
•	applicable fees, discounts and commissions to be paid to them;
•	details regarding over-allotment options, if any; and
•	the net proceeds to us.

Common Stock. We may issue shares of our common stock from time to time. Holders of our common stock are entitled to one vote per share for the election of directors and on all other matters that require stockholder approval. Subject to any preferential rights of any outstanding preferred stock, in the event of our liquidation, dissolution or winding up, holders of our common stock are entitled to share ratably in the assets remaining after payment of liabilities and the liquidation preferences of any outstanding preferred stock. Our common stock does not carry any redemption rights or any preemptive or preferential rights enabling a holder to subscribe for, or receive shares of, any class of our common stock or any other securities convertible into shares of any class of our common stock.

Preferred Stock. We may issue shares of our preferred stock from time to time, in one or more series. Under our Articles of Incorporation, our board of directors has the authority, without further action by stockholders, to designate up to 10,000,000 authorized shares of preferred stock in one or more series and to fix the voting rights, designations, preferences, limitations, restrictions, privileges and relative rights granted to or imposed upon the preferred stock, including dividend rights, conversion rights, voting rights, rights and terms of redemption, liquidation preference and sinking fund terms, any or all of which may be greater than the rights of the common stock.  1,001,400 shares of preferred stock have been so designated and 8,998,600 shares of preferred stock remain available for such designation by our board of directors.

If we issue preferred stock, we will fix the voting rights, designations, preferences, limitations, restrictions, privileges and relative rights of the preferred stock of each series that we sell under this prospectus and applicable prospectus supplements in the certificate of designation relating to that series. If we issue preferred stock, we will incorporate by reference into the registration statement of which this prospectus is a part the form of any certificate of designation that describes the terms of the series of preferred stock we are offering before the issuance of such series of preferred stock. We urge you to read the prospectus supplement related to any series of preferred stock we may offer, as well as the complete certificate of designation that contains the terms of the applicable series of preferred stock.

Debt Securities. We may issue debt securities from time to time, in one or more series, as either senior or subordinated debt or as senior or subordinated convertible debt. The senior debt securities will rank equally with any other unsubordinated debt that we may have and may be secured or unsecured. The subordinated debt securities will be subordinate and junior in right of payment, to the extent and in the manner described in the instrument governing the debt, to all or some portion of our indebtedness. Any convertible debt securities that we issue will be convertible into or exchangeable for our common stock or other securities of ours. Conversion may be mandatory or at your option and would be at prescribed conversion rates.

If we issue debt securities, they will be issued under one or more documents called indentures, which are contracts between us and a trustee for the holders of the debt securities. We urge you to read the prospectus supplement related to the series of debt securities being offered, as well as the complete indenture that contains the terms of the debt securities (which will include a supplemental indenture). If we issue debt securities, indentures and forms of debt securities containing the terms of debt securities being offered will be incorporated by reference into the registration statement of which this prospectus is a part from reports we would subsequently file with the SEC.

Warrants. We may issue warrants for the purchase of common stock, preferred stock and/or debt securities in one or more series, from time to time. We may issue warrants independently or together with common stock, preferred stock and/or debt securities, and the warrants may be attached to or separate from those securities.

If we issue warrants, they will be evidenced by warrant agreements or warrant certificates issued under one or more warrant agreements, which are contracts between us and an agent for the holders of the warrants. We urge you to read the prospectus supplement related to any series of warrants we may offer, as well as the complete warrant agreement and warrant certificate that contain the terms of the warrants. If we issue warrants, forms of warrant agreements and warrant certificates relating to warrants for the purchase of common stock, preferred stock and debt securities will be incorporated by reference into the registration statement of which this prospectus is a part from reports we would subsequently file with the SEC.

ABOUT NEXMED, INC.

NexMed, Inc. is life sciences company that operates in two segments: (i) designing and developing pharmaceutical products based on our NexACT delivery technology, and (ii) providing pre-clinical CRO services through our Bio-Quant subsidiary.  Bio-Quant is the largest specialty CRO based in San Diego, California, and is one of the industry's most experienced CROs for in vitro and in vivo pharmacology services and research models.  NexMed’s goal is to generate revenues from the growth of its Discovery Pre-clinical CRO business, while aggressively seeking to monetize its proprietary NexACT drug delivery technology through out-licensing agreements with pharmaceutical and biotechnology companies worldwide. At the same time, we are actively pursuing partnering opportunities for its NexACT-based treatments for onychomycosis, psoriasis, sexual dysfunction and cancer.  Below is a summary of our product pipeline and the stage of development for each compound as of the date of this prospectus:

Name	Indication	Development Stage **
Vitaros *	Erectile dysfunction	Phase III completed; seeking approval
NM1000060	Onychomycosis (anti-fungal)	Phase II completed
Femprox	Female sexual arousal disorder	Phase I completed
PrevOnco	Oncology (HCC)	IND pending to commence Phase II trials
Calcipotriene / betamethasone	Psoriasis	Pre-clinical
Ketoprofen	Pain Relief	Pre-clinical
Alprostadil	Wound healing	Pre-clinical
Alprostadil	Raynaud’s Disease	Pre-clinical
Lidocaine	Pain	Pre-clinical

*	U.S. rights sold to Warner Chilcott. As of the date of this prospectus, under review in Canada for marketing approval and Warner Chilcott expected to seek approval in U.S. in 2010.

**
At present, the Company is sponsoring no ongoing clinical trials of these drug candidates.  Pre-clinical development work is being performed by our Bio-Quant subsidiary while we are seeking commercialization partners to defray part or all of the clinical development costs in a licensing or partnering arrangement.

We are a Nevada corporation and have been in existence since 1987.  We have operated in the pharmaceutical industry since 1995, focusing on research and development in the area of drug delivery.  Our proprietary drug delivery technology is called NexACT® .  Please refer to the applicable prospectus supplement and the filings that are incorporated herein by reference for more complete and current information regarding NexMed and our operations.

Our principal executive offices are at 6330 Nancy Ridge Drive, Suite 103, San Diego, California 92121 and our telephone number is (858) 222-8041.

RISK FACTORS

Before making an investment decision, you should carefully consider the risks described under “Risk Factors” in the applicable prospectus supplement, together with all of the other information appearing in this prospectus or incorporated by reference into this prospectus and any applicable prospectus supplement, in light of your particular investment objectives and financial circumstances. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The trading price of our securities could decline due to any of these risks, and you may lose all or part of your investment. This prospectus and the incorporated documents also contain forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks mentioned above.

 FORWARD-LOOKING STATEMENTS

This prospectus and the other documents incorporated by reference into this prospectus contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements in this prospectus and the other documents incorporated into this prospectus by reference that are not historical facts are identified as “forward-looking statements” for the purpose of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and Section 27A of the Securities Act of 1933, as amended, or the Securities Act. Forward-looking statements include projections, assumptions or information concerning possible or assumed future actions, events or our results of operations. These statements involve estimates and assumptions based on the judgment of the company’s management. A number of risks and uncertainties may cause actual results to differ materially from those suggested by the forward-looking statements.

Forward-looking statements include the information in this prospectus and the other documents incorporated by reference into this prospectus. These statements may be made regarding the business, operations, financial performance and condition, earnings, our prospects and products, as well as regarding our industry generally. These statements may be preceded by, followed by or include the words “believes,” “expects,” “anticipates,” “intends,” “plans,” “estimates,” “should” or similar expressions. We claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 for all forward-looking statements. We do not undertake any obligation to publicly update any forward-looking statements to reflect subsequent events or circumstances.

Forward-looking statements are not guarantees of performance. You should understand that these factors, in addition to those discussed in “Risk Factors” above and elsewhere in this document, and in the documents that are incorporated by reference into this prospectus, could affect our future results and could cause those results or other outcomes to differ materially from those expressed or implied in any forward-looking statement.

DESCRIPTION OF SECURITIES

We may offer shares of our common stock and preferred stock, various series of debt securities and warrants to purchase any such securities with a total value of up to $30,000,000 from time to time under this prospectus at prices and on terms to be determined by market conditions at the time of offering.  Each time we offer a type or series of securities, we will provide a prospectus supplement that will describe the specific amounts, prices and other important terms of the securities.

USE OF PROCEEDS

We will retain broad discretion over the use of the net proceeds from the sale of our securities offered hereby.  Except as described in any prospectus supplement, we currently anticipate using the net proceeds from the sale of our securities hereby primarily for general working capital.  We may also use a portion of the net proceeds to pay off outstanding indebtedness and/or acquire or invest in complementary businesses, products and technologies. Although we have no specific agreements, commitments or understandings with respect to any acquisition, we evaluate acquisition opportunities and engage in related discussions with other companies from time to time.

Pending the use of the net proceeds, we intend to invest the net proceeds in short-term, interest-bearing, investment-grade securities.

RATIO OF EARNINGS TO FIXED CHARGES

If we offer debt securities and/or preference equity securities under this prospectus, then we will, at that time, provide a ratio of earnings to fixed charges and/or ratio of combined fixed charges and preference dividends to earnings, respectively, in the applicable prospectus supplement for such offering.

PLAN OF DISTRIBUTION

We may sell the securities covered by this prospectus from time to time in one or more offerings. Registration of the securities covered by this prospectus does not mean, however, that those securities will necessarily be offered or sold.

We may sell the securities separately or together:

•	through one or more underwriters or dealers in a public offering and sale by them;
•	directly to investors; or
•	through agents.

We may sell the securities from time to time:

•	in one or more transactions at a fixed price or prices, which may be changed from time to time;
•	at market prices prevailing at the times of sale;
•	at prices related to such prevailing market prices; or
•	at negotiated prices.

We will describe the method of distribution of the securities and the terms of the offering in the prospectus supplement.

Any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time.

If underwriters are used in the sale of any securities, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions described above. The securities may be either offered to the public through underwriting syndicates represented by managing underwriters, or directly by underwriters. Generally, the underwriters’ obligations to purchase the securities will be subject to conditions precedent and the underwriters will be obligated to purchase all of the securities if they purchase any of the securities. We may use underwriters with whom we have a material relationship. We will describe in the prospectus supplement, naming the underwriter, the nature of any such relationship.

We may authorize underwriters, dealers or agents to solicit offers by certain purchasers to purchase the securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions we pay for solicitation of these contracts.

We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement or in a post-effective amendment.

Underwriters, dealers and agents may be entitled to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments made by the underwriters, dealers or agents, under agreements between us and the underwriters, dealers and agents.

We may grant underwriters who participate in the distribution of securities an option to purchase additional securities to cover over-allotments, if any, in connection with the distribution.

Underwriters, dealers or agents may receive compensation in the form of discounts, concessions or commissions from us or our purchasers, as their agents in connection with the sale of securities. These underwriters, dealers or agents may be considered to be underwriters under the Securities Act. As a result, discounts, commissions or profits on resale received by the underwriters, dealers or agents may be treated as underwriting discounts and commissions. The prospectus supplement will identify any such underwriter, dealer or agent and describe any compensation received by them from us. Any initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time.

Unless otherwise specified in the related prospectus supplement, all securities we offer, other than common stock, will be new issues of securities with no established trading market. Any underwriters may make a market in these securities, but will not be obligated to do so and may discontinue any market making at any time without notice. Any common stock sold pursuant to a prospectus supplement will be listed for trading on the NASDAQ Stock Market or other principal market for our common stock. We may apply to list any series of debt securities, preferred stock or warrants on an exchange, but we are not obligated to do so. Therefore, there may not be liquidity or a trading market for any series of securities.

Any underwriter may engage in over-allotment transactions, stabilizing transactions, short-covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Over-allotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short covering transactions involve purchases of the securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time. We make no representation or prediction as to the direction or magnitude of any effect that such transactions may have on the price of the securities. For a description of these activities, see the information under the heading “Underwriting” or “Plan of Distribution” in the applicable prospectus supplement.

Underwriters, broker-dealers or agents who may become involved in the sale of the common stock may engage in transactions with and perform other services for us in the ordinary course of their business for which they receive compensation.

LEGAL MATTERS

The validity of the issuance of the shares of Common Stock or Preferred Stock offered hereby will be passed upon for us by Brownstein Hyatt Farber Schreck, LLP, Las Vegas, Nevada.  The binding nature of any debt securities or warrants being offered hereby will be passed upon by Goodwin Procter LLP, San Diego, California.

EXPERTS

The financial statements for the years ended December 31, 2009 and 2008, incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2009, have been so incorporated in reliance on the report (which contains an explanatory paragraph relating to the Company’s ability to continue as a going concern as described in Note 1 to the financial statements) of Amper, Politziner & Mattia, LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

INCORPORATION OF DOCUMENTS BY REFERENCE

The Securities and Exchange Commission allows us to “incorporate by reference” information in documents we file with them, which means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is considered to be part of this prospectus and information that we file later with the Securities and Exchange Commission automatically will update and supersede such information. We hereby incorporate by reference the documents listed below and any future filings we make with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, prior to the termination of the offering of the securities covered by this prospectus, as amended:

(1)	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 filed on March 31, 2010;

(2)	Our Current Report on Form 8-K filed on January 8, 2010;

(3)	Our Current Report on Form 8-K filed on January 28, 2010;

(4)	Our Current Report on Form 8-K filed on February 1, 2010;

(5)	Our Current Report on Form 8-K filed on March 3, 2010;

(6)	Our Current Report on Form 8-K filed on March 17, 2010; and

(7)
The description of our securities contained in our Registration Statement on Form S-3 (File No. 333-152591), filed July 29, 2008, including any amendment or report filed for the purpose of updating such information.

 You may request a copy of these filings (including exhibits to such filings that we have specifically incorporated by reference in such filings), at no cost, by writing or telephoning our executive offices at the following address:

NexMed, Inc.
6330 Nancy Ridge Drive, Suite 103
San Diego, California 92121
Attn: Secretary
 (858) 222-8041

You should rely only on the information provided or incorporated by reference in this prospectus or any related supplement. We have not authorized anyone else to provide you with different information. The selling stockholders have agreed not to make an offer of these shares in any state that prohibits such an offer. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the cover page of such documents.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the 1934 Act and in accordance therewith file reports, proxy statements and other information with the Securities and Exchange Commission. Our filings are available to the public over the Internet at the Securities and Exchange Commission’s website at www.sec.gov, as well as at our website at www.nexmed.com. You may also read and copy, at prescribed rates, any document we file with the Securities and Exchange Commission at the Public Reference Room of the Securities and Exchange Commission located at 100 F Street, N.E., Washington, D.C. 20549. Please call the Securities and Exchange Commission at (800) SEC-0330 for further information on the Securities and Exchange Commission’s Public Reference Rooms.

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